EXHIBIT 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated April 2, 2003, appearing in the Annual Report on Form 10-KSB of Infinity, Inc. for the year ended December 31, 2002 in the following Registration Statements:

     Form     SEC File Number     Description
     ----     ---------------     ------------

     S-8      33-90878            Stock option plan
     S-8      333-31950           1999 stock option plan
     S-8      333-44898           2000 stock option plan
     S-8      333-71590           2001 stock option plan
     S-8      333-96691           2002 stock option plan
     S-3      333-52742           Selling shareholders
     S-3      333-69292           8% Convertible notes
     S-8      333-96671           7% Convertible notes



                                   /s/ Ehrhardt Keefe Steiner & Hottman PC
                                   Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
April 14, 2003